Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Fourth Quarter 2014 Results
and Provides 2015 Outlook of 8%-12% Adjusted EPS Growth

HIGHLIGHTS

•	Fourth quarter adjusted EPS of $0.99, reflecting 1% increase from 2013
•	Total net sales increased 36.8%, driven by acquisitions
•	North American Retail Grocery volume/mix grew 2.6% in fourth quarter, representing seven consecutive quarters of year-over-year growth
•	Fourth quarter adjusted EBITDA increased 23.1% from 2013
•	2015 earnings guidance of $3.80 to $3.95 includes estimated foreign currency headwinds of $0.30 adjusted EPS, compared to 2014

Oak Brook, IL, February 12, 2015 -- TreeHouse Foods, Inc. (NYSE: THS) today reported fourth quarter earnings of $0.78 per fully diluted share compared to $0.61 per fully diluted share reported for the fourth quarter of last year.  The Company reported that adjusted earnings per share increased 1.0% in the fourth quarter to $0.99 compared to $0.98 in the prior year, excluding the items described below.

The Company’s 2014 fourth quarter results included four items noted below that affected the year-over-year quarterly comparison.  The first item is a $0.08 per share loss on the foreign currency translation of intercompany notes.  The second item is a $0.06 per share expense for acquisition, integration and related costs.  The third item is a $0.05 per share loss on non-cash mark-to-market adjustments.  The last item is a $0.02 expense for restructuring and facility consolidation costs.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Diluted EPS as reported	$0.78	$0.61	$2.23	$2.33
Foreign currency loss on translation of intercompany notes	0.08	0.03	0.17	0.03
Acquisition, integration and related costs	0.06	0.13	0.65	0.24
Mark-to-market adjustments	0.05	-	0.05	(0.02)
Restructuring/facility consolidation costs	0.02	0.13	0.04	0.53
Debt refinancing costs	-	-	0.39	-
Loss on investment	-	0.08	-	0.08

Adjusted EPS	$0.99	$0.98	$3.53	$3.19

“We were very disappointed with the softness in our fourth quarter results,” said Sam K. Reed, Chairman, President and Chief Executive Officer.  “First, a sharp and unexpected reduction in inventory from a large mass merchant customer across nearly all of our categories in the final weeks of December was the largest contributor to the setback.  Second, year-end consumption of the snack nuts category for both branded and private label fell well short of consumer sales trends in the first nine months of 2014.  And lastly, currency headwinds were an unforeseen challenge as the Canadian exchange rate dropped precipitously late in the period.”

“While we view our fourth quarter performance as unsatisfactory, we are very proud of the annual 4.7% volume/mix growth in North American Retail Grocery that we delivered in 2014.  We would also be remiss not to recognize the extent of our strategic and operational advances in 2014.  We made significant progress in single serve beverage technology, further simplified our business, strengthened our corporate infrastructure, completed nearly $1 billion in acquisitions and took great steps toward the integration of Protenergy Natural Foods and Flagstone Foods,” Mr. Reed continued.

Adjusted earnings before interest, taxes, depreciation, amortization, and non-cash stock based compensation, or Adjusted EBITDA (a reconciliation to net income, the most directly comparable GAAP (generally accepted accounting principles in the United States) measure, appears on the attached schedule), was $117.5 million in the fourth quarter of 2014, a 23.1% increase compared to the prior year.  Adjusted EBITDA was higher due to acquisitions and improved volume/mix.

Net sales for the fourth quarter totaled $903.5 million compared to $660.3 million last year, an increase of 36.8%, largely due to sales from acquisitions and volume/mix increases in the beverages (primarily single serve beverages) category.  Partially offsetting this increase in net sales was unfavorable foreign exchange.  Compared to last year, sales in the fourth quarter for the North American Retail Grocery segment increased 42.9%, sales for the Food Away From Home segment decreased 0.3% and sales for the Industrial and Export segment increased 44.6%.

Reported gross margins decreased to 19.9% in the fourth quarter this year from 20.7% last year resulting primarily from the impact of lower margin structure from recent acquisitions and the impact of foreign currency.

Selling, distribution, general and administrative expenses increased $14.9 million in the fourth quarter of 2014, or 21.0%, to $85.9 million, as additional costs from acquisitions and general business growth were partially offset by reduced spending for our legacy business.  Acquisitions accounted for approximately $15.5 million in higher costs.  After considering the impact of acquisitions and related costs in each year, selling, distribution, general and administrative expenses as a percentage of net sales was down slightly to 10.3% for the fourth quarter of 2014 compared to 10.4% in 2013.

Amortization expense increased $7.0 million in the fourth quarter this year, or 70.0%, to $17.1 million, due to additional costs from acquisitions, which was partially offset by lower legacy amortization.

Other expense was $23.3 million for the fourth quarter, an increase of $6.0 million from $17.3 million in the same period last year.  This increase was primarily due to higher foreign currency exchange losses as the Canadian dollar weakened relative to the U.S. dollar. Also contributing to the increase were higher non-cash mark-to-market losses on derivative contracts and acquisition costs.  Interest expense was slightly higher in the quarter compared to the same period in 2013 due to higher average debt levels from acquisitions, partially offset by savings from a decrease in average interest rates after the debt refinancing activities earlier in 2014.

Income tax expense increased in the fourth quarter to $18.1 million.  The Company’s fourth quarter effective income tax rate increased to 34.8% from the 2013 fourth quarter rate of 33.6% due to higher levels of U.S. based income versus Canadian income, as U.S income is subject to a higher tax rate.

Net income for the fourth quarter of 2014 totaled $33.9 million compared to $22.8 million in the previous year.

Fully diluted shares outstanding for the fourth quarter of 2014 increased to approximately 43.4 million shares compared to 37.6 million shares in the fourth quarter of 2013, primarily as a result of the equity offering completed on July 22, 2014, which financed, in part, the Flagstone Foods acquisition.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells branded and private label products to customers within the United States and Canada.  These products include non-dairy powdered creamers; sweeteners; condensed, ready to serve and powdered soups, broths and gravies; refrigerated and shelf stable salad dressings and sauces; pickles and related products; salsa and Mexican sauces; jams and pie fillings; aseptic products; liquid non-dairy creamer; powdered drinks; single serve hot beverages; specialty teas; hot and cold cereals; baking and mix powders; macaroni and cheese; skillet dinners; snack nuts; trail mixes; dried fruit; and other wholesome snacks.

2.
Food Away From Home – This segment sells non-dairy powdered creamers; sweeteners; pickles and related products; Mexican sauces; refrigerated and shelf stable dressings; aseptic products; hot cereals; powdered drinks; and single serve hot beverages to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers for use in industrial applications, including products for repackaging in portion control packages and for use as ingredients by other food manufacturers. The most common products sold in this segment include non-dairy powdered creamer; baking and mix powders; pickles and related products; refrigerated and shelf stable salad dressings; Mexican sauces; soup and infant feeding products; hot cereals; powdered drinks; single serve hot beverages; specialty teas; and nuts. Export sales are primarily to industrial customers outside of North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs, such as freight to customers, commissions, and direct selling and marketing expenses.  Indirect sales and administrative expenses, including restructuring charges and other corporate costs, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the fourth quarter of 2014 increased 42.9% to $684.4 million from $479.1 million during the same quarter of the previous year, driven by a 42.0% increase from acquisitions and a 2.6% increase in volume/mix, partially offset by the unfavorable impact from pricing and foreign exchange.  The Company posted volume/mix gains in the beverages, dry dinners and pickles categories that were partially offset by decreases in the beverage enhancers, Mexican sauces and dressings categories.  The volume/mix increase was driven in large part by the continued success of the Company’s single serve hot beverages products.  Direct operating income margin in the fourth quarter decreased to 14.0% in 2014 from 14.6% in 2013.  Lower margins from acquisitions and the impact of unfavorable foreign exchange were the primary reasons for the decline in direct operating income as a percentage of net sales.  After considering the impact of acquisitions and related costs (in both years), direct operating income margin was approximately 50 basis points lower than the prior year, primarily as a result of the impact of unfavorable foreign exchange.

Food Away From Home net sales for the fourth quarter of 2014 decreased 0.3% to $95.4 million from $95.7 million during the same quarter of the previous year, primarily due to an unfavorable impact from foreign exchange.  The Company posted a slight volume/mix decrease in the quarter as lower volume/mix associated with the dressings and pickles categories was partially offset by an increase in the aseptic category.  Direct operating income margin in the fourth quarter decreased to 13.9% in 2014 from 14.8% in 2013 primarily due to higher operating costs and the impact of unfavorable foreign exchange.

Industrial and Export net sales for the fourth quarter increased 44.6% to $123.7 million from $85.5 million during the same quarter last year, largely driven by a 31.9% increase from acquisitions and a 12.0% increase in volume/mix.  The volume/mix increase was primarily driven by growth in the beverages (predominantly single serve hot beverages), beverage enhancers and dressings categories, partially offset by volume/mix reductions in the jams category.  Direct operating income margin in the fourth quarter decreased to 18.2% in 2014, from 20.6% in 2013, primarily due to lower margin business from acquisitions.

OUTLOOK FOR 2015

The Company continues to assume a cautious stance regarding the 2015 outlook for the food industry.   TreeHouse anticipates that its sales will grow 23%-24% in 2015, driven primarily by the full year contribution of the Protenergy Natural Foods and Flagstone Foods acquisitions.  The North American Retail Grocery segment is projected to deliver legacy organic sales growth of 2%-3% in 2015.

The Company’s expectations for top line growth in 2015 take into account the negative effect of the significantly lower Canadian exchange rates that will reduce the U.S. dollar sales of the Company’s Canadian subsidiaries.  TreeHouse has assumed an average Canadian exchange rate of CAD$0.80-$0.82 for 2015, compared to CAD$0.91 in 2014.  This represents an approximate $0.30 headwind to earnings per share.

Gross margin is expected to be roughly flat year over year, driven by the margin headwinds from the foreign exchange challenges and lower gross margin contribution from the Protenergy Natural Foods and Flagstone Foods acquisitions, offset by internal improvements and other savings initiatives.

Selling, general and administrative expenses are expected to see a very small increase as a percent of net sales.  The Company expects to incur higher stock compensation expense of $7-$8 million in 2015 due to the higher number of participants following the acquisitions of Protenergy Natural Foods and Flagstone Foods.  Also, the Company plans to make additional investments in systems implementation to more quickly bring its newest acquisitions onto the SAP platform.

Net interest expense is expected to increase by approximately $5-$7 million as a result of the higher debt levels from the acquisitions of Protenergy Natural Foods and Flagstone Foods.

Taxes are expected to rise resulting in an effective rate that is close to 35% as a result of both higher income, as well as the shift to more U.S. versus Canadian income, and therefore is subject to a higher tax rate.

The Company anticipates full year 2015 adjusted earnings per share of $3.80-$3.95.  The Company also anticipates weighted average shares outstanding will average approximately 44 million shares for the year.  In regards to the first quarter of 2015, the Company expects earnings will be challenged due to the ongoing weakness in foreign exchange and the timing of shipments to a large customer.  As a result, first quarter adjusted earnings per share are expected to be in the range of $0.55 to $0.60 per share.  These first quarter estimates are already considered in the full year adjusted earnings per share guidance of $3.80 to $3.95.

“As we enter 2015, we remain committed to long term growth, business simplification and our private label strategy,” said Mr. Reed.  “Although we have faced challenges in recent months, I take great pride in knowing that 2014 was the best year of organic growth in the history of the Company.  We continue to see significant opportunity for private label and corporate brands, and we remain dedicated to our strategy of providing the best combination of choice and value for our customers and their consumers.  And, as always, we are committed to delivering shareholder value.”

“We continue to evaluate strategic acquisitions and opportunities, particularly in those areas that present potential adjacencies to better for you snacks, and aseptic and recart soup, as well as packaging technologies that have the potential to reinvigorate the center of the grocery store.  We remain confident that the acquisition environment remains robust, and we have ample availability under our existing credit facilities,” concluded Mr. Reed.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflects adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with items such as acquisition, integration and related costs, or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  Adjusted EBITDA represents adjusted net income before interest expense, income tax expense, depreciation and amortization expense, and non-cash stock based compensation expense.  Adjusted EBITDA is a performance measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported net income for the three and twelve month periods ended December 31, 2014 and 2013 calculated according to GAAP and Adjusted EBITDA is attached.  Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s fourth quarter earnings will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the "Investor Overview" page through the "Investor Relations" menu of the Company's website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a manufacturer of packaged foods and beverages with annualized sales of approximately $3.6 billion.  We have 24 manufacturing facilities across the United States and Canada, and focus primarily on private label products for both retail grocery and food away from home customers.  We manufacture a variety of shelf stable, refrigerated and fresh products, including pickles, soups, snacks, salad dressings, sauces, dry dinners, hot cereals, single serve hot beverages and beverage enhancers.  We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories.  Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse's most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse's website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements." Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as "may," "should," "could," "expects," "seek to," "anticipates," "plans," "believes," "estimates," "intends," "predicts," "projects," "potential" or "continue" or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause TreeHouse or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  TreeHouse's Form 10-K for the year ended December 31, 2013 and other filings with the SEC, discuss some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release.  TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Net sales	$903,513	$660,321	$2,946,102	$2,293,927
Cost of sales	724,165	523,775	2,339,498	1,818,378
Gross profit	179,348	136,546	606,604	475,549
Operating expenses:
Selling and distribution	49,360	37,765	174,602	134,998
General and administrative	36,551	33,264	158,793	121,065
Amortization expense	17,110	10,066	52,634	35,375
Other operating expense, net	1,013	3,804	2,421	5,947
Total operating expenses	104,034	84,899	388,450	297,385
Operating income	75,314	51,647	218,154	178,164
Other expense (income):
Interest expense	12,060	11,698	42,036	49,304
Interest income	(296)	(676)	(990)	(2,185)
Loss on foreign currency exchange	6,533	2,283	13,389	2,890
Loss on extinguishment of debt	-	-	22,019	-
Other expense, net	5,025	4,041	5,130	3,245
Total other expense	23,322	17,346	81,584	53,254
Income before income taxes	51,992	34,301	136,570	124,910
Income taxes	18,075	11,517	46,690	37,922
Net income	$33,917	$22,784	$89,880	$86,988

Weighted average common shares:
Basic	42,562	36,558	39,348	36,418
Diluted	43,385	37,565	40,238	37,396

Net earnings per common share:
Basic	$0.80	$0.62	$2.28	$2.39
Diluted	$0.78	$0.61	$2.23	$2.33

Supplemental Information:
Depreciation and Amortization	$32,990	$28,444	$115,915	$108,642
Stock-based compensation expense, before tax	$7,965	$4,417	$25,067	$16,118

Segment Information:
North American Retail Grocery
Net Sales	$684,384	$479,070	$2,173,391	$1,642,190
Direct Operating Income	$95,516	$70,130	$326,943	$258,699
Direct Operating Income Percent	14.0%	14.6%	15.0%	15.8%

Food Away From Home
Net Sales	$95,439	$95,708	$380,069	$360,868
Direct Operating Income	$13,246	$14,168	$47,107	$50,110
Direct Operating Income Percent	13.9%	14.8%	12.4%	13.9%

Industrial and Export
Net Sales	$123,690	$85,543	$392,642	$290,869
Direct Operating Income	$22,485	$17,600	$68,109	$55,754
Direct Operating Income Percent	18.2%	20.6%	17.3%	19.2%

The following table reconciles the Company’s net income to Adjusted EBITDA for the three and twelve months ended December 31, 2014 and 2013:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Net income as reported	$33,917	$22,784	$89,880	$86,988
Interest expense	12,060	11,698	42,036	49,304
Interest income	(296)	(676)	(990)	(2,185)
Income taxes	18,075	11,517	46,690	37,922
Depreciation and amortization (1)	32,741	24,818	111,649	88,743
Stock-based compensation expense	7,965	4,417	25,067	16,118
Foreign currency loss on translation of intercompany notes (2)	5,149	1,699	10,430	1,699
Mark-to-market adjustments (3)	3,144	5	3,054	(937)
Acquisition, integration and related costs (4)	3,738	7,179	36,384	12,927
Debt refinancing costs (5)	-	-	22,189	-
Restructuring/facility consolidation costs (6)	1,013	7,576	2,421	28,363
Loss on investment	-	4,470	-	4,470

Adjusted EBITDA	$117,506	$95,487	$388,810	$323,412

(1)
Depreciation and amortization excludes $0.3 million and $4.3 million of accelerated depreciation charges included in the acquisition, integration and related costs line of the Adjusted EBITDA reconciliation for the three and twelve months ended December 31, 2014, respectively.  Depreciation and amortization excludes $3.6 million and $19.9 million of accelerated depreciation charges included in the restructuring/facility consolidation costs line of the Adjusted EBITDA reconciliation for the three months and twelve months ended December 31, 2013, respectively.

(2)
Foreign currency loss on translation of intercompany notes included in Loss on foreign currency exchange totaled $5.1 million and $10.4 million for the three and twelve months ended December 31, 2014, respectively.   Foreign currency loss on translation of intercompany notes included in Loss on foreign currency exchange totaled $1.7 million for the three and twelve months ended December 31, 2013.

(3)
Mark-to-market adjustments included in Other expense, net totaled $3.1 million for the three and twelve months ended December 31, 2014.  Mark-to-market adjustments included in Other expense, net totaled $0 million and ($0.9) million for the three months and twelve months ended December 31, 2013, respectively.

(4)
Acquisition, integration and related costs included in General and administrative expense totaled $1.1 million and $18.3 million for the three and twelve months ended December 31, 2014, respectively.  Acquisition, integration and related costs included in cost of sales totaled $0.8 million and $16.0 million for the three and twelve months ended December 31, 2014, respectively.  Acquisition, integration and related costs included in Selling and distribution totaled $0 million and $0.2 million for the three and twelve months ended December 31, 2014.  Acquisition, integration and related costs included in Other expense, net totaled $1.8 million and $1.9 million for the three and twelve months ended December 31, 2014, respectively.  Acquisition, integration and related costs included in General and administrative expense totaled $2.0 million and $6.7 million for the three and twelve months ended December 31, 2013, respectively.  Acquisition, integration and related costs included in cost of sales totaled $5.1 and $6.2 million for the three and twelve months ended December 31, 2013.

(5)
Debt refinancing costs included in Loss on extinguishment of debt totaled $0 million and $22.0 million for the three and twelve months ended December 31, 2014, respectively. Debt refinancing costs included in General and administrative expense totaled $0 million and $0.2 million for the three and twelve months ended December 31, 2014, respectively.

(6)
Restructuring/facility consolidation costs included in Other operating expense, net totaled $1.0 million and $2.4 million for the three and twelve months ended December 31, 2014, respectively.  Restructuring/facility consolidation costs included in Cost of sales totaled $3.8 million and $22.2 million for the three and twelve months ended December 31, 2013, respectively.  Restructuring/facility consolidation costs included in Other operating expense, net totaled $3.8 and $6.2 million for the three and twelve months ended December 31, 2013, respectively.

The following table presents the Company’s change in net sales by segment for the three and twelve months ended December 31, 2014 vs. 2013:

Three months ended December 31, 2014:

	North American	Food Away		Industrial
	Retail Grocery	From Home		and Export
	(unaudited)	(unaudited)		(unaudited)

Volume/mix	2.6%	(0.1	) %	12.0%
Pricing	(0.6)	0.6		1.0
Acquisition	42.0	0.1		31.9
Foreign currency	(1.1)	(0.9)		(0.3)
Total change in net sales	42.9%	(0.3	) %	44.6%

Twelve months ended December 31, 2014:

	North American	Food Away		Industrial
	Retail Grocery	From Home		and Export
	(unaudited)	(unaudited)		(unaudited)

Volume/mix	4.7%	(0.7	) %	5.7%
Pricing	(0.4)	0.5		-
Acquisition	29.0	6.3		29.5
Foreign currency	(1.0)	(0.8)		(0.2)
Total change in net sales	32.3%	5.3%		35.0%